Exhibit 99.1

Contact:
For Immediate Release	Media — Roy L. Morrow (216) 383-4893
Roy_Morrow@lincolnelectric.com

Investors — Joe Kelley (216) 383-8346
Joe_Kelley@lincolnelectric.com
LINCOLN ELECTRIC ANNOUNCES JOINT VENTURE WITH
ZHENGZHOU HELI WELDING MATERIALS CO., LTD.
     CLEVELAND, Ohio, U.S.A., November 29, 2007 — Lincoln Electric Holdings, Inc. (Nasdaq: LECO) today announced that it has entered into a majority-owned joint venture with Zhengzhou Heli Welding Materials Co., Ltd., a privately-held manufacturer of subarc flux based in Zhengzhou, China. The joint venture will manufacture subarc flux and subarc wire in Zhengzhou. Annual sales for Zhengzhou Heli are approximately $8 million. Lincoln expects that the acquisition will not have a material impact on earnings in the first year.
     “We are pleased to add the Heli product line and strong personnel team to Lincoln’s product offering and distribution in China,” said John M. Stropki, Chairman and Chief Executive Officer, “This acquisition will fill a gap in Lincoln’s offerings in the Far East with locally manufactured submerged arc wire and flux.”
     Zhengzhou Heli has a leading position in flux for the submerged arc welding process within the Chinese domestic market. Submerged arc wire and flux are used for welding applications in heavy construction, pipe mills, the energy sector and other infrastructure-related segments.
     Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 35 manufacturing locations, including operations, manufacturing alliances and joint ventures in 19 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company’s Web site at http://www.lincolnelectric.com.
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Lincoln Electric Announces Joint Venture with
Zhengzhou Heli Welding Materials Co., Ltd.
     The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: the effectiveness of operating initiatives; currency exchange and interest rates; adverse outcome of pending or potential litigation; possible acquisitions; market risks and price fluctuations related to the purchase of commodities and energy; global regulatory complexity; and the possible effects of international terrorism and hostilities on the Company or its customers, suppliers and the economy in general.. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
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